UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Boots & Coots, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Frequently Asked Questions

If your question isn’t listed below e-mail your question to
 questions@boots-coots.com or leave a voicemail at 832-912-0705

Frequently Asked Questions about the proposed merger with Halliburton
Updated July 14, 2010

General

What does this mean for Boots & Coots?
This is a very exciting time for Boots & Coots. This will make the company substantially larger with greater geographic presence and more service offerings. This transaction will also provide Boots & Coots more resources to continue to focus on and grow its pressure control services.

How will this process affect Boots & Coots employees?
Being part of a larger organization will provide us and our employees with resources and opportunities that would not otherwise be available. With this transaction, we will be a leader in pressure control services and will be able to compete on a much wider scale. For example, the combining of our HWO resources will make us the world’s largest provider of hydraulic workover / snubbing services. We expect the ability to provide a complete range of pressure control services to our customers to allow us to grow this new business.

New Organization

When will the transaction close?
The completion of the transaction includes many steps. Although there is still no final target date for the completion of the transaction at this time, it is anticipated that all necessary activities can be completed in order to close the transaction in the summer of 2010, subject to regulatory and stockholder approval.  We will update you when a more definite date has been determined.

How will the companies be combined?
The April 9th announcement was just the first step in the process. Before the companies are combined, the transaction and materials being sent to stockholders must be reviewed by various government agencies, and then the merger agreement must be approved by our stockholders. Depending on the timing of these reviews and approval, we expect to close the transaction in the summer of 2010.

Many functional conversations are already taking place in order to decide how best to combine the resources of the two companies. High-level discussions are taking place relating to organizational structures, geographic responsibilities, and employee support. These discussions will continue beyond the date the transaction closes and many decisions will be made over time. The results of these processes and decisions will be shared with employees once they are finalized and can be released.

Once combined, Halliburton will own Boots & Coots and operate its well intervention services under the Boots & Coots name along with the rest of Boots & Coots’ pressure control services. In the months leading to the close, the management teams of both companies will continue to develop a detailed integration and marketing plan, but for now business as usual continues and we will remain focused on the execution of our strategic plan. Both companies are committed to ensuring that, through this transition period, our customers see no deterioration in service quality. We count on your help in this respect.

Will this merger have any impact on my job?
Although it is expected that most employees will continue in similar roles, there may be some adjustments due to the normal course of combining two companies. There may also be new opportunities for some employees as a result of the merger.

Will I lose my job?
The objective is growth, not reduction. Most employees of both companies will remain with the combined product service line. Any overlap in certain job functions will be addressed in the integration plan. No decisions have been made on this issue at this point, and until the transaction closes, the companies will continue to operate independently.

Will employees’ reporting structure change?
Until the transaction closes, you will see no changes and will continue to have the same reporting lines.

What are our recruiting guidelines during this transaction?
Since Boots & Coots will conduct business as usual until the closing date of the merger, we are free to hire personnel consistent with past practices.

After the transaction closes will Boots & Coots employees be moving to Halliburton facilities or will Halliburton employees be moving to Boots & Coots facilities?
Decisions on location changes will be made on a location-by-location basis as part of the integration planning process and will be communicated at the appropriate time.

What do I tell customers?
This is great news for our customers. Halliburton was involved in the invention of the first hydraulic snubbing/workover unit. This legacy of innovation in pressure control coupled with their extensive service offerings fit perfectly with our focus on delivering a complete portfolio of pressure control and well intervention services. Please assure customers that they can continue to count on you and Boots & Coots without interruption, and that we look forward to offering them more integrated services and a more global presence in the coming months.

Can we talk to Halliburton management and employees?
Until the transaction closes, Halliburton and Boots & Coots must continue to operate as separate entities and must continue to compete in products and services where we currently compete. You should not contact Halliburton personnel regarding the merger. However, you can continue to communicate with Halliburton in the same manner that you would have before the transaction was announced.

Compensation & Benefits

What impact will this have on our Boots & Coots payroll and benefits?
Current Boots & Coots payroll and benefits will remain unchanged through the end of 2010 with the exception of the Boots & Coots 401(k) Plan for U.S. employees. The current integration plan will include steps to transition to Halliburton payroll and health and welfare benefits effective January 1, 2011. Detailed communications will be forthcoming at the appropriate time.

What happens to our current bonus plan?
The 2010 Annual Performance Incentive Plan (“APIP”) will be administered as previously communicated to you.  There may be changes and modifications to the APIP for 2011, which will be communicated to employees once the transaction has closed and final determinations have been made regarding 2011 bonus plan structures.

What happens to the Boots & Coots 401(k) Plan?
Effective on the day prior to the date the transaction closes, the Boots & Coots 401(k) Plan (the “Boots & Coots Plan”) will be terminated for current participants. Eligible U.S. employees will then be eligible to participate in the Halliburton Retirement and Savings Plan (the “Halliburton R&S Plan”) as soon as administratively feasible after the effective date of the closing of the transaction. More information will be forthcoming to employees regarding the provisions of the Halliburton R&S Plan, including the company match, and the process for enrollment, as we approach the closing date of the transaction.

What happens to the account balance I currently have in the Boots & Coots Plan after the plan is terminated?
Your account balance will remain in the Boots & Coots Plan until the Boots & Coots Plan receives a favorable determination letter from the Internal Revenue Service (“IRS”) regarding its qualified status.  As soon as administratively feasible after the receipt of a favorable IRS determination letter, you will be permitted to roll your Boots & Coots Plan account balance into the Halliburton R&S Plan, an IRA, or withdraw it as a cash distribution.  You will receive additional information regarding the various distribution and rollover options once the Boots & Coots Plan receives a favorable determination of its qualified status from the IRS.  In the meantime, you will be permitted to monitor and change your investment allocations under the Boots & Coots Plan and request a loan or any other distribution that you are currently eligible for as an active employee under the Boots & Coots Plan (i.e., age 59 ½ and hardship).  You may continue to access your Boots & Coots Plan account and conduct transactions at www.myplan.com.  You may also speak with a Customer Service Representative at 1-866-695-7526.

If I have an outstanding loan under the Boots & Coots Plan, what effect will the termination of the Boots & Coots Plan have on my outstanding loan balance?
Your outstanding loan balance under the Boots & Coots Plan will continue to be paid pursuant to your loan terms via payroll deductions after the closing date of the transaction until the Boots & Coots Plan receives a favorable determination letter regarding its qualified status from the IRS.  You will be eligible to roll over your remaining loan balance into the Halliburton R&S Plan after the Boots & Coots Plan receives a favorable determination letter. In order to roll over your outstanding loan balance into the Halliburton R&S Plan, you will also have to roll over your entire account balance in the Boots & Coots Plan into the Halliburton R&S Plan.  If you elect not to rollover your loan under the Boots & Coots Plan at that time, you will have the option of paying your loan balance in full or your loan under the Boots & Coots Plan will default due to the cessation of payroll deductions or the distribution of your account, whichever occurs first.  If you elect to roll over your loan balance into the Halliburton R&S Plan when eligible, you will be permitted to continue repaying your loan via payroll deductions pursuant to the existing loan terms.

What happens to our stock options, stock appreciation rights (“SARs”) and restricted stock?
Outstanding options, SARs and restricted stock will be considered fully vested at the time the merger is effective. Options and SARs with an exercise price equal or greater than $3.00 per share will be cancelled upon the merger. Options and SARs with an exercise price less than $3.00 will be converted into the right to receive cash equal to the excess of $3.00 over the exercise price multiplied by the number of shares subject to the option or SAR. Holders of restricted stock will be entitled to make cash, stock or mixed consideration elections just like holders of other shares of common stock.

Will I lose my time of service accrued with Boots & Coots?
You will receive credit for your service with Boots & Coots for benefit plan eligibility and vesting purposes, but not for benefit accrual except with respect to vacation, short-term disability and severance pay.

Will I lose my vacation status?
Your vacation eligibility will remain unchanged for the remainder of 2010. Your service date including both Boots & Coots and Halliburton service, if applicable, will determine your vacation eligibility effective January 1, 2011 and beyond.

Certain Boots & Coots employees may have been granted additional vacation beyond what is stated in the Boots & Coots policy as part of an offer to join Boots & Coots. Will this additional benefit be carried over once the merger is complete?
Yes, Boots & Coots employees will continue to be entitled to any additional vacation as offered by Boots & Coots upon hire. Boots & Coots employees will remain under the existing Boots & Coots vacation policy through the end of 2010. Effective January 1, 2011, Boots & Coots employees will become subject to the terms and conditions of the Halliburton vacation business practice associated with their home country or assignment status. The intent is that Boots & Coots employees will retain the amount of vacation accrued under the Boots & Coots policy (or as part of a job offer with Boots & Coots) even after January 1, 2011.  For instance, if an individual is entitled to 3 weeks of vacation at Boots & Coots, they will transition to Halliburton with no less than that amount of vacation effective January 1, 2011. They will then be eligible for additional vacation benefits based on the Halliburton vacation business practice guidelines.

The current Boots & Coots vacation policy provides “1 more week of vacation will be added after 5 years with the company up to a maximum of 4 weeks”. If I have not already accrued this additional week of vacation because I have been with Boots & Coots less than five years, will I be able to earn this additional week of vacation upon completion of five years even if this happens after the closing of the transaction?
Boots and Coots employees will remain under the Boots & Coots vacation policy through the end of 2010 and will retain their current vacation eligibility as granted under the Boots and Coots policy through 2010. Effective January 1, 2011, Boots and Coots employees will fall under the Halliburton vacation business practice and any additional vacation eligibility after this point will be based on the terms and conditions of the applicable Halliburton vacation business practice.

So if you accrue four weeks of vacation under the Boots & Coots vacation policy prior to January 1, 2011, you will retain your eligibility for four weeks of vacation after January 1, 2011.  If you have not accrued four weeks of vacation under the Boots & Coots vacation policy prior to January 1, 2011, you will retain whatever amount you have accrued up until that point and will then accrue additional vacation time pursuant to the terms of the applicable Halliburton vacation business practice.

If I have more questions who do I contact?
You can email questions to questions@boots-coots.com or contact the Communications Line at 832-912-0705.

Forward-Looking Statements
Information set forth in this document that are not historical statements, including statements regarding future financial performance, the merger (including the valuation, benefits, results, effects and timing thereof), the attributes of Boots & Coots’ role as a subsidiary of Halliburton and whether and when the transactions contemplated by the merger agreement will be consummated, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to receive the approval of Boots & Coots’ stockholders; satisfaction of the conditions to the closing of the merger; costs and difficulties related to integration of Boots & Coots’ businesses and operations; delays, costs and difficulties relating to the merger; results of cash/stock elections of Boots & Coots’ stockholders; changes in the demand for or price of oil and/or natural gas which has been significantly impacted by the worldwide recession and the worldwide financial and credit crisis; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity; potential adverse proceedings by such agencies; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to radioactive sources, explosives, and chemicals; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; unsettled political conditions, war, and the effects of terrorism, foreign operations, and foreign exchange rates and controls; weather-related issues including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s and Boots & Coots’ reports on Form 10-K for the year ended December 31, 2009, quarterly reports on Form 10-Q for the quarter ended March 31, 2010, recent Current Reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect the business, results of operations, and financial condition. Halliburton and Boots & Coots undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Additional Information
In connection with the proposed merger, Halliburton and Boots & Coots have filed materials relating to the transaction with the SEC, including a registration statement of Halliburton, which includes a prospectus of Halliburton and a proxy statement of Boots & Coots, and intend to file additional materials relating to the transaction with the SEC.  INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY OTHER MATERIALS REGARDING THE PROPOSED MERGER WHEN THEY ARE AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT HALLIBURTON, BOOTS & COOTS AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement, and the definitive proxy statement/prospectus when it is available, as well as other documents containing information about Halliburton and Boots & Coots, without charge, at the SEC’s web site at www.sec.gov.  Copies of Halliburton’s SEC filings may also be obtained for free by directing a request to investors@halliburton.com.  Copies of the Boots & Coots’ SEC filings may also be obtained for free by directing a request to investorrelations@boots-coots.com.

Participants in Solicitation
Halliburton and Boots & Coots and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Boots & Coots’ stockholders in respect of the merger. Information about these persons can be found in Halliburton’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 5, 2010, Boots & Coots’ Annual Report on Form 10-K/A, as filed with the SEC on April 30, 2010, and Boots & Coots’ Current Report on Form 8-K, as filed with the SEC on March 5, 2010.  These documents can be obtained free of charge from the sources indicated above.  Additional information about the interests of such persons in the solicitation of proxies in respect of the merger is included in the registration statement and will be included in the definitive proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.